Exhibit 10.1

On behalf of one party, Mr. IRVIN PAVEL TOCHEZ MARAVILLA, of legal age, a licensed public accountant, residing in Antiguo Cuscatlan in the department of La Libertad, bearer of Unique Identity Document number zero, two, two, four, zero, five three, six-five, acting on behalf of and representing in his capacity as president and legal representative of the coporation that operates under the name “INVERSIONES ENERGETICAS, SOCIEDAD ANONIMA DE CAPITAL VARIABLE” which can be abbreviated “INE, S.A. DE C.V.” whose business address is in this city, with tax identification number: Zero, six, one, four-three-zero, one-zero, four-one, zero, one-eight, which shall be referred to herein as “INE,” has been duly authorized to enter into this Agreement;

And for the other party, Mr. TOM PAINE KIEFFER, of legal age, executive, a U.S. citizen, residing in Brownstown, Indiana, United States of America, berarer of passport number four eight one six three eight eight seven three, issued on the eighth day of February two thousand eleven, and valid until February seventh two thousand twenty one, acting in his capacity as special representative of the company organized and existing under the laws of the State of Nevada, United States of America, operating under the name “ALTAIRNANO, INC,” which herein shall be refereed to as “CONTRACTOR.”

And in the capacity in which those before me act, having declared their legal capacity to do so, have agreed to issue this document in accordance with the following clauses:

ARTICLE 1. BACKGROUND:

On February 9, 2011, INE and the Contractor (“The Parties”) signed a Contract whose object is supply, installation and setting up commercial operations of an Energy Storage System, which allows for quick adjustment of frequency response, at the site of Power Plant Talnique, located at “Calle Antigua a Jayaque y Calle a Canton Los Sitios, Canton el Transito, Municipio de Talnique,” in the Department of La Libertad, at a cost of SEVENTEEN MILLION NINE HUNDRED SIXTY-SEVEN THOUSAND NINE HUNDRED EIGHTY FIVE United States Dollars (US$17,967.985.00).

Article 47 “TERM OF CONTRACT” establishes that “This agreement, however, signed on this date, shall take effect until such time as the responsible authority approves the proposed energy storage system for participation in the market, in the existing business conditions at the time of signing the contract. As a result of the foregoing, the rights and obligations, warranties and payments, as well as the issuance of the order of initiation of this contract, shall be provided, effective upon communication to INE of said approval by the responsible authority.”

Moreover, in the second and third paragraphs of Article 33 said contract provides: “Likewise, should the competent authority fail to grant approval under Article 47, within 120 days from signature of this contract, it will be terminated without any liability to either of the parties.”

“Nevertheless, in accordance with the nature of this contract, the parties expressly aggree, on the date established in the previous paragraph, in case approval is not granted, by mutual agreement they may extend the deadline up to 120 days.”

In an authenticated private document issued at the city of San Salvador at fifteen hours and forty five minutes on June seventh two thousand eleven, the contracting parties declared their willinginess to extend, as was effectively done, the deadline in Contract Article 33, third paragraph, and did extend the aforementioned deadline for a single period of up to ninety days. Additionally, they noted that based on Contract Article 47 it is clearly established that it is subject to a condition to be valid as are the rights and obligations demanded of each party, and in light of the fact that its validity is contingent upon the will of a third party –the responsible authority– both Parties agreed to extend said deadline and established in Article 2 of said document that: “On the deadline extended by this means, if the responsible authority has not granted approval referred to in Article 47 of the Contract, it will be considered terminated with no responsibility on either of the parties, owing to the passage of time, and without issuance of any document to declare it so.”

In light of the fact that, to date, approval from the responsible authority has not been forthcoming, the Parties, in view of considerations and requests made to third parties by each, have seen fit to continue pursual of such approval. The Parties likewise declare SIGET to be the responsible authority to issue said approval referred to in Contract Article 47; however, in the process, UTE issues its technical opinion and its participation in the process of the National Council on Energy would be convenient, as appropriate.

ARTICLE 2. MODIFICATION:

Mr. TOCHEZ MARAVILLA states that at the September ninth two thousand eleven meeting of the Board of Directors, in minutes item number 262, the signing of this document was approved by the INE Board of Directors. Wherefore, by means of this instrument, changes to Article 33 of the contract have been approved effective September ninth two thousand eleven, Article 33 henceforth reads as follows:

“ARTICLE 33: SETTLEMENT AGREEMENT:

Following expiry of the additional warranty period, as provided in Article 31 of this contract, and should there be no pending claims, INE, shall liquidate the contract within a period not exceeding 30 days.

Likewise, if the competent authority fails to grant approval under Article 47 within 120 days from September 9, 2011, the same shall be terminated without liability to either of the parties.

Wherefore, after a period of 120 days during which the responsible authority has not granted authorization referred to in Contract Article 47, it shall be terminated without liability to either of the parties, owing to the passage of time and without issuance of any document to declare it so.

In the event of termination, INE will be entitled to initiate a tender and the Contractor agrees to the legitimacy of that process.

ARTICLE 3: RATIFICATION:

The parties before me maintain that, with the exception of Article 33: SETTLEMENT AGREEMENT that is amended in this instrument, the other terms, conditions, obligations, concepts and provisions of the Contract shall remain in force and unchanged, given that this modification in no way constitutes a novation and is effective September ninth, two thousand eleven.

In witness whereof, we sign this document in two (2) originals of equal force and content, one for each party, in the city of San Salvador, on September twelfth, two thousand eleven.

/s/ Irving Pabel Tochez Maravilla	/s/ Thomas Paine Kieffer

INE S.A DE C.V.	ALTAIRNANO, INC.
IRVING PABEL TÓCHEZ MARAVILLA	THOMAS PAINE KIEFFER
LEGAL REPRESENTATIVE	Special Representative